Exhibit 4.4

GUARANTEE AGREEMENT

This GUARANTEE, entered into July 25, 2017 (as amended from time to time, this “Guarantee”), made by British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (the “Guarantor”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”) for the registered holders (the “Holders”) of the series of Notes set forth below (collectively, the “Debt Securities”) of R. J. Reynolds Tobacco Company, a North Carolina corporation (as successor to Lorillard Tobacco Company, LLC (f/k/a Lorillard Tobacco Company), a Delaware limited liability company) (the “Issuer”):

•	8.125% Senior Notes due June 23, 2019

•	6.875% Senior Notes due 2020

•	8.125% Senior Notes due 2040

•	7.000% Senior Notes due 2041

•	2.300% Senior Notes due 2017

•	3.750% Senior Notes due 2023

WITNESSETH:

SECTION 1. Guarantee. (a) The Guarantor hereby unconditionally guarantees, jointly and severally with REYNOLDS AMERICAN INC., a North Carolina Corporation, and R.J. REYNOLDS TOBACCO HOLDINGS, INC., a Delaware corporation (the “Existing Guarantors”), the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Debt Securities (the “Obligations”), according to the terms of the Debt Securities and as more fully described in the Indenture (as amended, modified or otherwise supplemented from time to time, the “Indenture”), dated June 23, 2009 among the Issuer, the Existing Guarantors, the Guarantor and the Trustee, and any other amounts payable by the Issuer under the Indenture.

(b) It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law in any relevant jurisdiction to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors in any relevant jurisdiction.

SECTION 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Debt Securities with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(a)	any lack of validity, enforceability or genuineness of any provision of the Indenture, the Debt Securities or any other agreement or instrument relating thereto;

(b)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(c)	any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or

(d)	any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

SECTION 3. Ranking. The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes an unsecured obligation of the Guarantor ranking (a) pari passu with all existing and future senior indebtedness of the Guarantor and (b) senior in right of payment to all existing and future subordinated indebtedness of the Guarantor.

SECTION 4. Waiver; Subrogation. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this Guarantee and any requirement that the Trustee, or the Holders of any Debt Securities protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other Person or any collateral.

(b) The Guarantor shall be subrogated to all rights of the Holders of any Debt Securities and the Trustee against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not exercise, or receive any payments arising out of or based upon, such right of subrogation which it may have at any time under this Guarantee and the Guarantor waives all rights of set off and counter-claim against the Issuer until the principal and interest on all Debt Securities issued under such Indenture shall have been paid in full. For the avoidance of doubt, the Guarantor’s agreement not to exercise its right of subrogation (or to receive any payments arising out of or based upon such right) shall not be construed as a waiver, as between the Guarantor and the Issuer, of such right. If any amount shall be paid to the Guarantor in violation of the preceding two sentences at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of the Trustee and the Holders of any Debt Securities and shall forthwith be paid to the Trustee, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Indenture and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising.

SECTION 5. No Waiver; Remedies. No failure on the part of the Trustee or any Holder of the Debt Securities to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Continuing Guarantee; Transfer of Interest. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (ii) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into the Guarantor, and (iii) payment in full of the Obligations, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Holder of Debt Securities, the Trustee, and by their respective successors, transferees, and assigns.

SECTION 7. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Holder of the Debt Securities or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

SECTION 8. Amendment. The Guarantor may amend this Guarantee at any time for any purpose without the consent of the Trustee or any Holder of the Debt Securities; provided, however, that if such amendment adversely affects (a) the rights of the Trustee or (b) any Holder of the Debt Securities, the prior written consent of the Trustee (in the case of (b), acting at the written direction of the Holders of more than 50% in aggregate principal amount of Debt Securities) shall be required.

SECTION 9. Governing Law. This Guarantee shall be governed by, and construed in accordance with the laws of the State of New York.

(signature page follows)

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized.

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Ben Stevens
Name:	Ben Stevens
Title:	Finance Director

Address:
Globe House 4 Temple Place
London WC2R 2PG
United Kingdom
Fax No.: +44 (0)20 7845 0555
Tel. No.: +44 (0)20 7845 1000
Att’n.: Company Secretary

[Signature Page to Guarantee Agreement of British American Tobacco p.l.c.

with respect to Notes Issued Under Indenture dated June 23, 2009]